                                                                    EXHIBIT 21.1

                        HALL, KINION & ASSOCIATES, INC.

                              LIST OF SUBSIDIARIES


HALL KINION AND ASSOCIATES, UK LIMITED, a wholly owned subsidiary of the
Registrant organized under the   laws of the United Kingdom.

GROUP-IPEX, INC., a wholly owned subsidiary of the Registrant, organized under the laws of the State of California.

TKO, Personnel, Inc., a wholly owned subsidiary of the Registrant, organized under the laws of the State of California.